UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 12, 2007, Jabil Circuit (Taiwan) Limited (“Merger Sub”), a Taiwan corporation and indirect wholly-owned subsidiary of Jabil Circuit, Inc. (“Jabil”), successfully completed its previously-announced tender offer to acquire up to 100% of the shares of Taiwan Green Point Enterprises Co., Ltd. (“Green Point”), a Taiwan corporation whose stock is traded on the Taiwan Stock Exchange (the “Offer”). Pursuant to the Offer, Merger Sub acquired approximately 260.9 million shares, which represents over 97.6% of Green Point’s outstanding shares, at a price of NT$109 per share (or approximately US$870.7 million total based on current exchange rates).

Merger Sub will acquire the remaining outstanding Green Point shares through a merger of Green Point with and into Merger Sub pursuant to the merger agreement entered into on November 22, 2006 (the “Merger”), provided that certain conditions are met, including, but not limited to: the approval of the Taiwan Stock Exchange and the Financial Supervisory Commission and the completion of the delisting process. The Green Point shareholders remaining after the Offer will receive NT$109 per share as a result of the Merger. In addition, because Merger Sub acquired more than 90% of Green Point’s outstanding shares in the Offer, approval of the Merger by the remaining Green Point shareholders is not required.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

On January 12, 2007, in order to secure the funds necessary to complete the Offer, Jabil borrowed US$870.7 million on its $1.0 billion unsecured bridge agreement (the “Bridge Facility”), which was subsequently loaned to Merger Sub. The Bridge Facility terminates on December 20, 2007. Interest and fees on Bridge Facility draws are payable periodically and are based on Jabil’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. Interest is charged at either a rate equal to 0% to 0.75% above the base rate or a rate equal to 0.55% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Bridge Facility. The applicable margin for the base rate and the Eurocurrency rate may be increased by 0.25% or 0.50% per annum, depending on the length of time that the Bridge Facility remains outstanding and depending on whether Jabil’s Annual Report on Form 10-K for its 2006 fiscal year has been filed with the Securities and Exchange Commission on the date in question.

A more detailed summary of the Bridge Facility is provided in Jabil’s Current Report on Form 8-K filed on December 28, 2006, and a copy of the Bridge Facility will be attached to Jabil’s Annual Report on Form 10-K for its 2006 fiscal year.

Item 7.01 Regulation FD Disclosure.

On January 15, 2007, Jabil issued a press release announcing the completion of the Offer and the draw of funds on the Bridge Facility to finance the Offer, as well as certain other information. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release dated January 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)

January 17, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 15, 2007.